Exhibit 99.1

N e w s R e l e a s e QUICKSILVER RESOURCES INC. 777 West Rosedale Street Fort Worth, TX 76104 www.qrinc.com

Quicksilver Resources Reports 2009 Fourth-Quarter and Full-Year Results

FORT WORTH, TEXAS (March 1, 2010) – Quicksilver Resources Inc. (NYSE: KWK) today reported operating and financial results for the 2009 fourth quarter and full year.

2009 Highlights

•	Produced record volumes of nearly 325 MMcfe per day; up 23% year-over-year
•	Replaced 377% of production with the drill bit, excluding price revisions; finding and development cost of $1.25 per Mcfe
•	Reduced unit production costs to $1.08 per Mcfe, down 23% year-over-year
•	Generated a record $612.2 million of net cash provided by operating activities, up 34% year-over-year
•	Reduced total debt by $165 million
•	Self-funded all capital investments
•	Proved Horn River acreage potential

Financial Results

Fourth-quarter 2009 adjusted net income, a non-GAAP financial measure, was $47.3 million ($0.27 per diluted share), up 20% from adjusted net income of $39.3 million ($0.23 per diluted share) in the 2008 period.  Adjusted net income excludes the following items:

•	An impairment charge of $12.4 million ($9.3 million after tax) in the 2009 quarter related to the company’s Canadian oil and gas properties;
•
a loss of $6.2 million ($4.1 million after tax) in the 2009 quarter related to the unrealized noncash mark-to-market of derivative positions held by BreitBurn Energy Partners, in which the company has an equity method investment; and

•	a loss of $2.2 million ($1.4 million after tax) in the 2009 quarter related to asset sales by BreitBurn Energy Partners, in which the company has an equity method investment.

Including the items noted above, Quicksilver reported net income of $32.5 million ($0.19 per diluted share) in the 2009 fourth quarter as compared to a net loss of $467.0 million (a loss of $2.79 per diluted share) in the prior-year period.

For all of 2009, the company reported adjusted net income of $148.4 million ($0.86 per diluted share) as compared to $216.4 million ($1.29 per diluted share) for 2008.  Net loss for 2009 was $557.5 million (a loss of $3.30 per diluted share) as compared to a net loss of $378.3 million (a loss of $2.33 per diluted share) for the prior year.  The 2009 net loss was primarily attributable to a $656 million after-tax impairment charge on the company’s oil and gas properties, due to low natural gas prices early in the year.
- more -

NEWS RELEASE Page 2 of 10

Net cash provided by operating activities was $161.6 million for the fourth quarter of 2009, resulting in $612.2 million for the full year, up 34% from the full-year 2008 level.

Reconciliations of adjusted net income to net income are included in this news release.

“Quicksilver’s 2009 solid reserve and production growth, at very competitive costs, showed the efficient, low-cost structure of the company and highlighted the quality of our project inventory,”  said Glenn Darden, Quicksilver president and chief executive officer.  “We believe the Barnett will continue to be a high-margin development area for us, and our new projects in British Columbia and the U.S. Rockies could supplement additional Barnett reserve and production growth for years to come.”

Production

Average daily production grew 23% in 2009, as projected, even after the sale of a 27.5% interest in the company’s Alliance properties, located in the Fort Worth Basin.  Production averaged 324 million cubic feet of natural gas equivalent (MMcfe) per day in the fourth quarter and averaged 325 MMcfe per day for the full year of 2009.  This increase in production was driven by higher volumes from the Fort Worth Basin.  The 2009 production volumes were comprised 73% from natural gas, 25% from natural gas liquids (NGL) and 2% from crude oil and condensate.

Revenue and Costs

Total revenue for the fourth quarter of 2009 was $234.1 million, up 12% from $208.9 million in the prior-year quarter.  Sales of natural gas, NGLs and crude oil totaled $215.5 million in the fourth quarter of 2009, up approximately 5% from the 2008 quarter of $206.1 million.  The increase was the result of a 5% increase in the average realized price per thousand cubic feet of natural gas equivalent (Mcfe) on relatively flat production.  Total revenue for full-year 2009 was $832.7 million, an increase of 4% from 2008.  The increase was primarily derived from the 23% increase in production volumes which was offset in part by a 17% decrease in the average realized price on a Mcfe basis.

Production expense of $34.8 million for the 2009 fourth quarter represents a $1.1 million decrease from the prior-year quarter.  Unit production expense declined $0.02 per Mcfe to $1.17 per Mcfe in the fourth quarter of 2009 and averaged just $1.08 per Mcfe for the full year of 2009, down 23% from the 2008 rate.

Capital Structure

At December 31, 2009, the company’s total debt outstanding was approximately $2.4 billion, including $125 million of debt of the company’s publicly traded master limited partnership, Quicksilver Gas Services, which is non-recourse to the company.  Currently, Quicksilver Resources has approximately $405 million drawn under its $1 billion senior secured revolving credit facility.

- more -

NEWS RELEASE Page 3 of 10

Operational Update

In the Fort Worth Basin, the company drilled 32 (26.0 net) operated wells and connected 36 (25.1 net) operated wells to sales during the fourth quarter.  For the full year of 2009, the company drilled 119 (92.2 net) operated wells and connected 96 (80.5 net) operated wells to sales.  At year end, Quicksilver had an inventory of approximately 100 wells, in excess of normal operations, that were drilled and cased but awaiting completion in the Fort Worth Basin.  In the Horseshoe Canyon area of Alberta, Canada, the company drilled two (0.8 net) operated wells during the fourth quarter of 2009, resulting in 55 (30 net) operated wells in this area for the full year of 2009.

Total company capital expenditures for the fourth quarter of 2009 were approximately $128 million, of which 62% was associated with drilling and completion activities, 30% was for midstream activities, 7% was for acreage purchases and 1% was for corporate.  For the year, capital incurred totaled approximately $600 million.

For 2010, the company has revised its 2010 operating program and now expects to drill approximately 100 operated wells, utilizing four rigs, and expects to complete approximately 130 operated wells in the Fort Worth Basin.  In Canada, approximately 36 (29.0 net) operated wells are planned in the Horseshoe Canyon area.  In addition, the company has drilled two additional exploratory wells on its 130,000 acres in the Horn River Basin and expects to complete these wells during the second half of 2010.  From this revised drilling and completion program, the company still expects to grow total production more than 20% in 2010.

Finding and Development Costs

The company’s all-in finding and development cost (F&D) for 2009 has been finalized based upon the total 2009 capital expenditures.  All-in F&D cost for 2009 was $1.25 per Mcfe, before pricing revisions and $0.80 per Mcfe after pricing revisions.  A reconciliation of the “2009 Finding & Development Cost” is available on the company’s website – www.qrinc.com.  For a description of the calculation of, and certain other information regarding, F&D costs, please see the discussion below under the heading “F&D Costs.”

First-Quarter 2010 Outlook

First-quarter 2010 production volumes are expected to average in the range of 310 MMcfe to 320 MMcfe per day.  Average unit expenses, on a Mcfe basis, are expected to be in the following ranges:

•	Production costs	$1.05	-	$1.15
•	Production taxes	.25	-	.30
•	General and administrative	.60	-	.65
•	Depletion, depreciation & accretion	1.50	-	1.55

- more -

NEWS RELEASE Page 4 of 10

Conference Call and Investor Meeting

The company will host a conference call to discuss operating and financial results for the fourth quarter and full year of 2009 and its outlook for the future at 11:00 a.m. eastern time today.

Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 80367072, prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days.  The replay can be accessed at 1-800-642-1687 using the conference ID number 80367072.  The replay will also be archived for 30 days on the company’s website.

Use of Non-GAAP Financial Measure

This press release and the accompanying schedule include the non-generally accepted accounting principles ("non-GAAP") financial measure of adjusted net income.  The accompanying schedule provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Our non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from exploration and development projects; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil prices; fluctuations in the value of certain of our assets and liabilities; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; and the effects of existing or future

- more -

NEWS RELEASE Page 5 of 10

litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.

F&D Costs
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves.  Our calculation of “all-in” F&D cost include costs and reserve additions related to the purchase of proved reserves.  The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures.  As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies.  We believe that providing a measure of F&D and FD&A costs is useful in evaluating the costs, on a per thousand cubic feet of natural gas equivalent basis, to add proved reserves.

However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles.  Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves.  As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D and FD&A costs will not differ materially from those presented.

A reconciliation of F&D and FD&A costs is available on the company’s website at www.qrinc.com.

# # #

Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835

KWK 10-03
- more -

NEWS RELEASE Page 6 of 10

QUICKSILVER RESOURCES INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
In thousands, except for per share data - Unaudited

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue
Natural gas, NGL and crude oil	$215,542	$206,071	$796,698	$780,788
Sales of purchased natural gas	12,473	-	23,654	-
Other	6,090	2,790	12,383	19,853
Total revenue	234,105	208,861	832,735	800,641

Operating expense
Oil and gas production expense	34,777	35,859	127,715	134,302
Production and ad valorem taxes	5,444	8,050	23,881	18,734
Costs of purchased natural gas	18,612	-	30,158	-
Other operating expense	1,347	658	6,684	3,337
Depletion, depreciation and accretion	46,177	62,440	201,387	188,196
General and administrative expense	17,791	15,852	77,243	72,254
Total expense	124,148	122,859	467,068	416,823
Impairment related to oil and gas properties	(12,414)	(633,515)	(979,540)	(633,515)
Operating income (loss)	97,543	(547,513)	(613,873)	(249,697)
Loss from earnings of BBEP - net	(1,971)	(133,225)	(26,640)	(227,089)
Other income (expense) - net	(503)	1,862	(1,242)	807
Interest expense	(45,200)	(43,577)	(195,101)	(109,098)
Income (loss) before income taxes	49,869	(722,453)	(836,856)	(585,077)
Income tax (expense) benefit	(9,508)	257,496	291,617	211,455
Net income (loss)	40,361	(464,957)	(545,239)	(373,622)
Net income attributable to noncontrolling interests	(7,823)	(2,033)	(12,234)	(4,654)
Net income (loss) attributable to Quicksilver	$32,538	$(466,990)	$(557,473)	$(378,276)

Earnings (loss) per common share - basic	$0.19	$(2.79)	$(3.30)	$(2.33)

Earnings (loss) per common share - diluted	$0.19	$(2.79)	$(3.30)	$(2.33)

Basic weighted average shares outstanding	169,275	167,086	169,004	162,004

Diluted weighted average shares outstanding	180,894	167,086	169,004	162,004

- more -

NEWS RELEASE Page 7 of 10

QUICKSILVER RESOURCES INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008
In thousands, except share data - Unaudited

	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$1,785	$2,848
Accounts receivable, net of allowance for doubtful accounts	65,253	143,315
Derivative assets at fair value	97,957	171,740
Other current assets	54,943	75,433
Total current assets	219,938	393,336
Investment in equity affiliates	112,763	150,503
Property, plant and equipment
Oil and gas properties, full cost method (including unevaluated costs of $458,037 and $543,533, respectively)	2,340,221	3,142,608
Other property and equipment	745,719	655,107
Property, plant and equipment, net	3,085,940	3,797,715
Derivative assets at fair value	14,427	116,006
Deferred income taxes	133,051	-
Other assets	46,763	40,648
	$3,612,882	$4,498,208
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$-	$6,579
Accounts payable	157,986	282,636
Accrued liabilities	156,604	66,963
Derivative liabilities at fair value	395	9,928
Current deferred tax liability	51,675	52,393
Total current liabilities	366,660	418,499
Long-term debt	2,427,523	2,586,046
Asset retirement obligations	59,268	34,753
Other liabilities	20,691	12,962
Deferred income taxes	41,918	234,385
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.01 par value, 400,000,000 and 200,000,000 shares authorized;
174,469,836 and 171,742,699 shares issued, respectively	1,745	1,717
Paid in capital in excess of par value	730,265	656,958
Treasury stock of 4,704,448 and 4,572,795 shares, respectively	(36,363)	(35,441)
Accumulated other comprehensive income	121,336	185,104
Retained earnings (deficit)	(180,985)	376,488
Quicksilver stockholders' equity	635,998	1,184,826
Noncontrolling interests	60,824	26,737
Total equity	696,822	1,211,563
	$3,612,882	$4,498,208

- more -

NEWS RELEASE Page 8 of 10

QUICKSILVER RESOURCES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
In thousands - Unaudited

	2009	2008
Operating activities:
Net income (loss)	$(545,239)	$(373,622)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment related to oil and gas properties	979,540	633,515
Depletion, depreciation and accretion	201,387	188,196
Deferred income tax expense (benefit)	(291,414)	(166,440)
Income from BBEP in excess of cash distributions	(64,344)	(50,762)
(Gain) loss from sale of property, plant and equipment	-	605
Impairment of investment in BBEP	102,084	320,387
Non-cash interest expense	45,532	13,215
Stock-based compensation	20,752	16,128
Non-cash (gain) loss from hedging and derivative activities	6,756	(1,139)
Other	747	-
Changes in assets and liabilities:
Accounts receivable	77,527	(53,071)
Derivative assets at fair value	54,896	-
Prepaid expenses and other assets	3,061	(5,448)
Accounts payable	(12,320)	7,602
Income taxes payable	-	(46,561)
Accrued and other liabilities	33,275	(26,039)
Net cash provided by operating activities	612,240	456,566

Investing activities:
Purchases of property, plant and equipment	(693,838)	(1,286,715)
Alliance Acquisition	-	(993,212)
Proceeds from sales of property, plant and equipment	220,974	1,339
Net cash used for investing activities	(472,864)	(2,278,588)

Financing activities:
Issuance of debt	1,420,727	2,948,672
Repayment of debt	(1,649,630)	(1,096,163)
Debt issuance costs	(32,472)	(25,219)
Gas Purchase Commitment	58,294	-
Gas Purchase Commitment repayments	(14,175)	-
Issuance of KGS common units - net of offering costs	80,729	-
Distributions paid on KGS common units	(9,925)	(8,644)
Proceeds from the exercise of stock options	4,046	1,244
Excess tax benefits on exercise of stock options	-	-
Purchase of treasury stock	(922)	(23,137)
Net cash provided by (used for) financing activities	(143,328)	1,796,753

Effect of exchange rate changes in cash	2,889	(109)

Net decrease in cash	(1,063)	(25,378)

Cash and cash equivalents at beginning of period	2,848	28,226

Cash and cash equivalents at end of period	$1,785	$2,848

- more -

NEWS RELEASE Page 9 of 10

QUICKSILVER RESOURCES INC.
Unaudited Selected Operating Results

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Average Daily Production:
Natural Gas (Mcfd)	244,621	241,979	235,725	186,142
NGL (Bbld)	12,331	12,792	13,637	11,464
Oil (Bbld)	955	1,301	1,165	1,320
Total (Mcfed)	324,337	326,537	324,526	262,844

Average Realized Prices:
Natural Gas (per Mcf)	$7.46	$7.49	$7.42	$8.10
NGL (per Bbl)	$36.60	$26.86	$27.32	$45.44
Oil (per Bbl)	$68.79	$64.03	$51.85	$78.83
Total (Mcfe)	$7.22	$6.86	$6.73	$8.12

Expense per Mcfe:
Oil and gas production expense:
Cash expense	$1.15	$1.16	$1.04	$1.36
Equity compensation	0.02	0.03	0.04	0.04
Total oil and gas production expense:	$1.17	$1.19	$1.08	$1.40

Production and ad valorem taxes	$0.18	$0.25	$0.20	$0.19
Depletion, depreciation and accretion	$1.55	$2.08	$1.70	$1.96
General and administrative expense:
Cash expense	$0.46	$0.43	$0.47	$0.52
Litigation resolution	-	-	0.04	0.10
Equity compensation	0.14	0.10	0.14	0.13
Total general and administrative expense	$0.60	$0.53	$0.65	$0.75

QUICKSILVER RESOURCES INC.
Production, on a million cubic feet of natural gas equivalent (MMcfe) per day basis, by operating area

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change

Texas	251.0	259.0	-3%	254.2	196.6	29%
Other U.S.	3.9	2.9	34%	3.4	3.2	6%
	254.9	261.9	-3%	257.6	199.8	29%

Canada	69.4	64.7	7%	66.9	63.0	6%

Total	324.3	326.6	-1%	324.5	262.8	23%

- more -

NEWS RELEASE Page 10 of 10

QUICKSILVER RESOURCES INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
In thousands, except per share data - Unaudited

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$32,538	$(466,990)	$(557,473)	$(378,276)

Adjustments
Impairment of E&P Properties	12,414	633,515	979,540	633,515
Impairment of investment in BBEP	-	320,387	102,084	320,387
Equity portion of BBEP impairment of E&P properties	-	-	35,044	-
Equity portion of early settlement of hedges from BBEP	-	-	(28,602)	-
Equity portion of interest rate derivative loss from BBEP	1,534	-	8,375	-
Equity portion of commodity derivative loss (income) from BBEP	4,707	(175,034)	(73,956)	(48,674)
Equity portion of loss on sale of assets from BBEP	2,213	-	2,213	-
Debt termination-related expenses (interest expense)	-	-	27,122	-
Legal settlement (G&A)	-	-	5,000	9,633
Total adjustments before income tax expense	20,868	778,868	1,056,820	914,861
Income tax expense for above adjustments	(6,062)	(272,604)	(350,958)	(320,201)
Adjustments for above adjustments after taxes	14,806	506,264	705,862	594,660

Adjusted net income	$47,344	$39,274	$148,389	$216,384

Adjusted net income per common share - Diluted	$0.27	$0.23	$0.86	$1.29

Diluted weighed average common shares outstanding	180,894	177,377	179,617	172,733

-end-